Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For more information contact:
November 10, 2014	Susan Knight, Chief Financial Officer
(952) 937-4000

MTS REPORTS FISCAL 2014 FOURTH QUARTER FINANCIAL RESULTS

Eden Prairie, Minn., November 10, 2014 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported 2014 fourth quarter and year-end financial results for its fiscal year ended September 27, 2014. These Company results and fiscal 2015 guidance ranges are unchanged from those previously communicated.

➢	Record fourth quarter orders of $164 million and fiscal year orders of $616 million, reflecting new fiscal year records for both the Test and Sensors businesses
➢	Record $326 million ending backlog positions the company for strong revenue growth in FY15
➢	Fourth quarter revenues of $143 million and EPS of $0.71 impacted by slower than expected backlog conversion in Test business
➢	Strong fiscal year operating cash flow of $65 million
➢	Company expects fiscal 2015 revenue in the range of $615 million to $645 million and EPS in the range of $3.60 to $4.00

“We are pleased with the record orders growth during the fourth quarter of fiscal 2014, as we continue to see strong global demand for our technologies in both our Test and Sensors businesses,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “The record order levels drove our backlog to a new record high of $326 million in the fourth quarter, which we believe will enable us to deliver strong revenue growth in fiscal 2015.

“Reflecting on our fourth quarter operating performance, we continued to experience revenue delays and higher costs from inefficiencies associated with scaling our Test business operations to convert the record level of backlog. We are aggressively working to improve our product and service flow through business process and other organizational improvements. We anticipate that these inefficiencies in our Test business will continue to have an impact through the first half of fiscal 2015, with more significant improvements anticipated in the second half of the year,” Dr. Graves continued.

“The Sensors business had a solid fourth quarter, completing a strong year of top and bottom line growth. For the year, orders and revenue both increased 11 percent to record high levels. This business continues to experience growing demand and strong operating performance as OEMs develop smarter machines and vehicles using MTS sensor technology,” Dr. Graves stated.

MTS News Release

Fourth Quarter Results

Orders were a record $164 million, up 2 percent compared to the fiscal 2013 fourth quarter. Excluding the impact of currency, orders increased 4 percent. Test orders increased 2 percent to a quarterly record of $137.1 million. Product order growth of 5 percent was driven by growth in the structures market segment from large custom orders in Asia. There were two large Test orders (>$5 million) totaling $16 million compared to one large Test order of $5 million in the same period a year ago. A service order decline of 12 percent resulted from service contract timing in Europe and Asia, which was partially offset by growth in the Americas. Sensors orders growth of 4 percent reflects continued momentum in the mobile hydraulic market that grew 25 percent from continued OEM demand in the Americas. Backlog at the end of the quarter was a record high $326 million, up 13 percent compared to the prior year.

Revenue was $143 million, an 8 percent decrease compared to the prior year, driven by a 10 percent decline in Test that was partially offset by 6 percent growth in Sensors. Test revenues were negatively affected by slower conversion of backlog. Sensors revenue increased as a result of strong fourth quarter orders and higher beginning of period backlog.

Gross profit decreased $11 million and the gross margin rate declined 4 percentage points to 39 percent compared to the prior year. The decrease was driven by Test, and resulted from lower volume, unfavorable higher custom mix and operational inefficiencies associated with scaling the business for growth. Sensors gross profit was approximately flat on higher volume. Sensors gross margin rate decreased 2 percentage points as a result of unfavorable mobile hydraulic product mix.

Operating expenses were relatively flat compared to the prior year and were 28 percent of revenue, within the normal expected range of 27 to 29 percent of revenue. Income from operations was down $11 million compared to the prior year. The effective tax rate for the quarter increased to 30 percent from 22 percent. This was driven by the favorable prior year impact of new R&D tax credit guidance which provided a tax benefit of $1.5 million in fiscal 2013. Earnings per share decreased 48 percent from $1.36 to $0.71.

Cash and cash equivalents at the end of the fourth quarter totaled $60 million, compared to $57 million at the end of the third quarter of fiscal 2014 with operating activities generating cash of $16 million. During the fourth quarter, the Company paid $5 million in dividends to shareholders, paid down its credit facility by $5 million and invested $4 million in capital expenditures.

Full Year Results

Total company orders for fiscal 2014 reached a record high of $616 million, an increase of 8 percent compared to the prior year. Test increased 8 percent primarily driven by growth in ground vehicles, structures and service. Test product and service growth was 8 percent and 7 percent, respectively. There were eight large Test orders (>$5 million) in the fiscal year totaling $61 million compared to five large Test orders totaling $37 million in fiscal 2013. Sensors orders increased 11 percent driven by strong growth in both the mobile hydraulics and industrial markets.

Revenue was $564 million, relatively flat compared to last year. The Test segment revenues declined 3 percent, while Sensors revenue grew 11 percent.

Income from operations was $60 million, a decrease of 25 percent compared to the prior fiscal year. As previously communicated, as a result of productivity benefits from investments in Test business processes, MTS initiated workforce and other cost-reduction actions that resulted in total pre-tax restructuring charges of $6 million during fiscal 2014. Excluding the severance and related costs, income from operations decreased 17 percent. This decrease was driven by lower gross profit due to unfavorable product mix, primarily in Test from a higher mix of custom revenue and a $9 million increase in operating expenses primarily resulting from ongoing investments for growth in sales and research and development.

The effective tax rate increased from 27 percent to 28 percent. The increase in the effective tax rate is primarily driven by lower R&D tax credits in the current year as compared to the prior year.

Earnings per share were $2.73 on a GAAP basis, compared to $3.64 per share in the prior year. Excluding the impact of the severance and related costs of $0.28 per share, earnings per share were $3.01.

MTS News Release

Fiscal year 2014 operating activities generated cash of $65 million. During the fiscal year, the Company paid $18 million in dividends to shareholders, borrowed $25 million from its credit facility and invested $20 million in capital expenditures.

For fiscal 2014, MTS generated a return on invested capital (ROIC) of 15 percent. See “Non-GAAP Financial Measures” below for further information.

Outlook

“Looking at 2014 as a whole, there are many positives to build from and they provide us with confidence about 2015 and beyond,” Dr. Graves said. “We posted record orders in both Test and Sensors, exceeding $600 million for the first time. Our order backlog stands at a record high and our opportunity pipeline of potential new orders remains healthy. In Test, our order flow is confirming the macro trends we see with growing demand in the ground vehicles and materials markets. More specifically in the automotive industry, global growth is expected to be robust including rapid growth in China with the expansion of their middle class, as well as the global demand for better environmental profiles through improved fuel efficiency, lower emissions and improved ride and handling performance expectations. In aerospace, fuel efficiency and emissions are also factors as we continue to see high demand for lighter and stronger airframe and propulsion materials.

“In Sensors, we expect continued strong demand in 2015 as more OEMs upgrade to make their products “smart.” In order to do that, they need our advanced sensing technology. We believe this is a trend that is gaining momentum as manufacturers find new applications as well as upgrade current machinery,” said Dr. Graves.

Dr. Graves concluded “As we improve the execution of the Test business through optimization of our engineering, production and service processes that is currently in progress, we expect revenue for the 2015 fiscal year to be between $615 million to $645 million and earnings per share to be $3.60 to $4.00 per share. Based on the Test backlog mix and the timing of operational improvements, we anticipate revenue and earnings per share in the first half of the year will be less than the second half of the year. We believe that the Company’s overall performance metrics, including gross margin expansion, will improve going forward as our custom and standard product mix normalizes and as we scale our operational processes and capacity to accommodate today’s record order rates. Our continued strong orders performance in both the Test and Sensors businesses combined with our record backlog, position us well for accelerated growth and improving profitability as we move into fiscal 2015.”

Non-GAAP Financial Measures

We believe that disclosing earnings per share excluding the impact from the restructuring charge is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share excluding this item is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring charges to net income and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit C to this release.

Further, we believe that return on invested capital (“ROIC”) is useful to investors as a measure of operating performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate operating performance. ROIC is a financial measure that does not reflect generally accepted accounting principles (“GAAP”). We calculate ROIC by dividing net income, excluding after-tax interest expense, by average invested capital. Average invested capital is defined as the aggregate of average interest-bearing debt and average shareholders’ investment and is calculated as the sum of current and prior year-ending amounts divided by two. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of ROIC to the most directly comparable GAAP financial measures is included in Exhibit D to this release.

MTS News Release

Fourth Quarter Conference Call

A conference call will be held on November 11, 2014, at 10 a.m. ET (9 a.m. CT). Call +1-719-325-2420 (Toll Free: +1-888-329-8893); and reference the conference pass code “3727600”. Telephone replay will be available until 12 p.m. CT, November 18, 2014. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3727600”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/investor/index.htm. It will be available on or about November 13, 2014.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,180 employees at September 27, 2014 and revenue of $564 million for the fiscal year ended September 27, 2014. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended		Fiscal Year Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013

Revenue	$143,104	$154,795	$564,328	$569,439
Cost of sales	87,229	87,959	340,685	337,500
Gross profit	55,875	66,836	223,643	231,939
Gross margin	39.0%	43.2%	39.6%	40.7%

Operating expenses:
Selling, general and administrative	34,437	33,028	139,543	129,172
Research and development	5,081	5,961	23,844	22,812
Total operating expenses	39,518	38,989	163,387	151,984

Income from operations	16,357	27,847	60,256	79,955
Operating margin	11.4%	18.0%	10.7%	14.0%

Interest expense, net	(181)	(140)	(692)	(334)
Other (expense) income, net	(559)	(270)	(1,121)	(367)

Income before income taxes	15,617	27,437	58,443	79,254
Provision for income taxes	4,676	6,022	16,434	21,448
Net income	$10,941	$21,415	$42,009	$57,806

Earnings per share:
Basic-
Earnings per share	$0.72	$1.38	$2.76	$3.69
Weighted average number of common shares outstanding - basic	15,157	15,532	15,218	15,664

Diluted-
Earnings per share	$0.71	$1.36	$2.73	$3.64
Weighted average number of common shares outstanding - diluted	15,322	15,727	15,397	15,861

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	September 27, 2014	September 28, 2013
ASSETS

Current Assets:
Cash and cash equivalents	$60,397	$48,333
Accounts receivable, net	104,399	102,860
Unbilled accounts receivable	75,762	75,988
Inventories	83,557	77,989
Other current assets	26,867	24,093
Total current assets	350,982	329,263

Property and equipment, net	81,575	78,399

Goodwill	26,123	16,624
Intangibles, net	21,178	19,656
Other assets	7,550	7,335
Total Assets	$487,408	$451,277

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$60,000	$35,000
Accounts payable	27,189	29,816
Advance payments from customers	52,335	44,929
Other accrued liabilities	63,457	64,418
Total current liabilities	202,981	174,163

Other long-term liabilities	26,300	20,577
Total Liabilities	229,281	194,740

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized:
15,180 and 15,408 shares issued and outstanding as
of September 27, 2014 and September 28, 2013, respectively	3,795	3,852
Additional paid-in capital	6,112	—
Retained earnings	242,396	240,348
Accumulated other comprehensive income	5,824	12,337
Total shareholders’ investment	258,127	256,537
Total Liabilities and Shareholders’ Investment	$487,408	$451,277

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
Test Segment	September 27, 2014	September 28, 2013	% Variance

Orders	$137,062	$134,214	2%

Revenue	$115,551	$128,695	-10%
Cost of sales	74,818	76,795	-3%
Gross profit	40,733	51,900	-22%
Gross margin	35.3%	40.3%

Operating expenses	30,236	30,191	0%

Income from operations	$10,497	$21,709	-52%

Sensors Segment

Orders	$26,925	$26,000	4%

Revenue	$27,553	$26,100	6%
Cost of sales	12,411	11,164	11%
Gross profit	15,142	14,936	1%
Gross margin	55.0%	57.2%

Operating expenses	9,282	8,798	6%

Income from operations	$5,860	$6,138	-5%

Total Company

Orders	$163,987	$160,214	2%

Revenue	$143,104	$154,795	-8%
Cost of sales	87,229	87,959	-1%
Gross profit	55,875	66,836	-16%
Gross margin	39.0%	43.2%

Operating expenses	39,518	38,989	1%

Income from operations	$16,357	$27,847	-41%

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Exhibit B
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Fiscal Year Ended
Test Segment	September 27, 2014	September 28, 2013	% Variance

Orders	$507,223	$470,024	8%

Revenue	$458,153	$474,119	-3%
Cost of sales	292,698	296,136	-1%
Gross profit	165,455	177,983	-7%
Gross margin	36.1%	37.5%

Operating expenses	125,607	116,999	7%

Income from operations(1)	$39,848	$60,984	-35%

Sensors Segment

Orders	$108,363	$97,394	11%

Revenue	$106,175	$95,320	11%
Cost of sales	47,987	41,364	16%
Gross profit	58,188	53,956	8%
Gross margin	54.8%	56.6%

Operating expenses	37,780	34,985	8%

Income from operations	$20,408	$18,971	8%

Total Company

Orders	$615,586	$567,418	8%

Revenue	$564,328	$569,439	-1%
Cost of sales	340,685	337,500	1%
Gross profit	223,643	231,939	-4%
Gross margin	39.6%	40.7%

Operating expenses	163,387	151,984	8%

Income from operations(1)	$60,256	$79,955	-25%

(1)	Income from operations for fiscal year ended September 27, 2014 includes severance and related charges of $6,336 thousand, of which $3,507 thousand and $2,829 thousand are reported in Cost of Sales and Operating Expenses, respectively.

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EXHIBIT C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring Charges to GAAP Measure
For the Fiscal Year Ended September 27, 2014
(unaudited - in thousands, except per share data)

Net income	$42,009
Restructuring charge, net of tax impact of $2.0 million	4,376
Net income excluding restructuring charges*	$46,385

Earnings Per Share	$2.73
Earnings Per Share - Impact of restructuring charges	0.28
Earnings per share excluding restructuring charges*	$3.01

* Denotes Non-GAAP financial measure

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of Return on Invested Capital to GAAP Measure
For the Fiscal Year Ended September 27, 2014
(unaudited - in thousands)

Net income	$42,009
Restructuring charges, net of tax impact of $2.0 million	4,376
After-tax interest expense	637
Net income excluding after-tax interest expense and restructuring charges *	$47,022

Total shareholders’ investment as of September 28, 2013	256,537
Total shareholders’ investment as of September 27, 2014	258,127
Interest bearing debt as of September 28, 2013	35,000
Interest bearing debt as of September 27, 2014	60,000
Sum of invested capital	$609,664

Average invested capital *	$304,832

Return on invested capital *	15.4%

* Denotes Non-GAAP financial measure